Exhibit (g)(1)(d)

[TCW Funds, Inc. Letterhead]

May 3, 2016

State Street Bank and Trust Company

Channel Center

1 Iron Street

Boston, MA 02210

Attention: Scott Shirrell, Vice President

Re: TCW Funds, Inc. (the “Fund”)

Ladies and Gentlemen:

Please be advised that the undersigned Fund has established one (1) new series of shares to be known as TCW New America Premier Equities Fund (the “Portfolio”).

The undersigned Fund hereby requests that your bank act as Custodian for the Portfolio under the terms of the Custodian Agreement dated as of June 29, 2007 by and between the Fund and State Street Bank and Trust Company (as successor to Investors Bank & Trust Company) (the “Custodian Agreement”), and that Appendix A of the Custodian Agreement be updated to include the Portfolio.

Kindly indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

TCW FUNDS, INC.
on behalf of:
TCW NEW AMERICA PREMIER EQUITIES FUND

By:	/s/ David S. DeVito
Name:	David S. DeVito
Title:	President and CEO, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Gunjan Kedia
Name:	Gunjan Kedia
Title:	Executive Vice President, Duly Authorized

Effective Date as of: February 1, 2016